                          [CLIFFORD CHANCE LETTERHEAD]

September 28, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:      Morgan Stanley Series Funds
         Securities Act File No. 333-143505
         Investment Company Act File No. 811-22075

Dear Sir or Madam:

On behalf of Morgan Stanley Series Funds, a Massachusetts business trust (the
"Trust"), attached herewith for filing is an amended registration statement (the
"Registration Statement") for the Trust filed on Form N-1A.

This filing is being made for the purpose of minor stylistic changes and responding to Staff comments. No fees are required in connection with this filing.

Should you have any questions regarding the Registration Statement or the foregoing matters, please do not hesitate to contact me at (212) 878-8055, Sheri
Schreck of Morgan Stanley at (212) 296-6989 or Rita Rubin of Morgan Stanley at
(212) 296-6987.

                                        Very truly yours,

                                        /s/ Brynn D. Peltz
                                        ---------------------------------------
                                        Brynn D. Peltz